UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Oragenics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 11, 2025

Supplement to Notice of 2024 Annual Meeting of Stockholders

and Definitive Proxy Statement dated April 1, 2025

The following information relates to the 2024 Annual Meeting of Stockholders of Oragenics, Inc. (the “Company,” “we,” or “us”) and amends and supplements the related Definitive Proxy Statement filed with the Securities and Exchange Commission on April 1, 2025 (the “Proxy Statement”). The purpose of this supplement is to revise and clarify information contained in the Proxy Statement relating to the “broker non-vote” voting rules as they apply to the various proposals contained in the Proxy Statement.

A broker non-vote occurs when a brokerage firm, bank or other nominee holding shares of record for their customers in street name does not receive specific instructions from their customers as to how to vote the shares on a particular proposal and the broker, bank or other nominee lacks discretionary voting authority on such particular proposal. Generally, a broker, bank or nominee lacks discretionary voting authority on proposals deemed non-routine under the rules of the NYSE American. Conversely, a broker, bank or other nominee has discretionary voting authority on proposals deemed routine under the rules of the NYSE American.

The Proxy Statement stated that Proposal 4, Proposal 5 and Proposal 8 were “non-routine” proposals on which a broker, bank or other nominee is generally not empowered to vote in the absence of voting instructions from the beneficial owner of the shares. However, the Company has since been informed by the NYSE Proxy Compliance group that the NYSE considers Proposal 4, Proposal 5 and Proposal 8 to be “routine” matters.

As such, with regard to our 2024 Annual Meeting, we are filing this supplement to clarify that the non-routine matters are:

●	Proposal 1 – The election of Directors;
●	Proposal 2 – The Frequency of Voting for Executive Compensation Proposal;
●	Proposal 3 – The Executive Compensation Proposal; and
●	Proposal 6 – The Incentive Plan Increase Proposal.

And the routine matters are:

●	Proposal 4 – the Reverse Stock Split Proposal;
●	Proposal 5 – the Increase Authorized Shares Proposal;
●	Proposal 7 – the proposal to ratify the selection of Cherry Bekaert LLP as the Company’s independent auditors for the year ending December 31, 2025; and
●	Proposal 8 – the Adjournment Proposal.

Vote Required

Election of Directors

Proposal 1, the election of five Directors by the holders of Common Stock, requires a plurality of the votes cast by the shares of Common Stock represented and entitled to vote in the election at the Annual Meeting. As such, because the Directors are elected by a plurality of the votes cast by the shares represented and entitled to vote and are running unopposed, any nominee can be elected upon any affirmative vote regardless of whether such nominee receives more than 50% of the shareholder vote. As such, votes that are withheld or a broker non-vote will have no effect on the outcome of the election of Directors.

Non-Routine Proposals

Proposal 2 (the Frequency of Executive Compensation Proposal), Proposal 3 (the Executive Compensation Proposal), and Proposal 6 (the Incentive Plan Increase) are non-routine proposals and require the affirmative vote of the majority of the shares represented in person or by Proxy at the Annual Meeting and entitled to vote on such proposals. As these are non-routine matters, broker non-votes will have no effect on the outcome of the proposals since such shares are not entitled to vote on such proposals and only shares entitled to vote on the proposals are counted for purposes of determining whether a majority is achieved.

Routine Proposals

Proposal 7 (the ratification of the selection of Cherry Bekaert LLP as the Company’s independent auditors for the year ending December 31, 2025) and Proposal 8 (the Adjournment Proposal) are routing proposals and require the affirmative vote of the majority of the shares represented in person or by Proxy at the Annual Meeting and entitled to vote on such proposals. As these are routine matters, broker non-votes are unlikely to result since brokers, banks and other nominees have discretion to vote on these matters, but if your broker, bank or other nominee delivers a proxy but fails to vote your shares, this will have the same effect as a vote “Against” the proposal.

Proposal 4 (the Reverse Stock Split Proposal), Proposal 5 (the Increase Authorized Proposal) also are routine matters, but they require the affirmative vote of a majority of the shares represented in person or by Proxy and entitled to vote on such proposals at a meeting at which a quorum exists consisting of at least a majority of the shares entitled to be cast on such proposals. As these are routine matters, broker non-votes are unlikely to result since brokers, banks and other nominees have discretion to vote on these matters, but if your broker, bank or other nominee delivers a proxy but fails to vote your shares, this will have the same effect as a vote “Against” the proposal.

We urge you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged, and all voting requirements otherwise remain the same. From and after the date of this proxy statement supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. All capitalized terms not defined in the supplement have the meaning given to them in the Proxy Statement.